Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and between

NP NORMANDY OVERLOOK, LLC,

as Seller

and

ADOBE SYSTEMS INCORPORATED,
as Buyer

Effective Date:  May 12, 2008

i

EXHIBITS

Exhibit A	Legal Description
Exhibit B	Intentionally Omitted
Exhibit C	Form of Deed
Exhibit D	Intentionally Omitted
Exhibit E	Form of Bill of Sale
Exhibit F	Construction Plans
Exhibit G	Form of FIRPTA Affidavit
Exhibit H	Form of Title Affidavit
Exhibit I	Form of Surveyor Certification
Exhibit J	Intentionally Omitted
Exhibit K	Form of Change Order Escrow Account Agreement
Exhibit L	List of Defaults under Contracts
Exhibit M	Intentionally Omitted
Exhibit N	Form of Assignment of Construction Warranties, Contract Rights and Rights
Exhibit O	Title Commitment
Exhibit P	Existing Mortgages
Exhibit Q	Intentionally Omitted
Exhibit R	Form of Post-Closing Deliverables Escrow Agreement
Exhibit S	Form of Punchlist Escrow Agreement
Exhibit T	Form Contractor Consent, Form of Engineer Consent and Form of Architect Consent
Exhibit U	Insurance Certificate
Exhibit V	List of Documents
Exhibit W-1	HVAC Related Changes
Exhibit W-2	HVAC Initial Change Order
Exhibit W-3	LEED Related Changes
Exhibit W-4	LEED Initial Change Order
Exhibit X	Intentionally Omitted
Exhibit Y	Exceptions to Representation in Section 11.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made to be effective as of May 12, 2008, by and between NP NORMANDY OVERLOOK, LLC, a Delaware limited liability company (“Seller”), and ADOBE SYSTEMS INCORPORATED, a Delaware corporation (“Buyer”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements set forth herein the parties hereto do hereby agree as follows:

ARTICLE 1 - CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Architect” means Perkins and Will.

“Architect’s Contract” means that certain AIA Document B141/CMa 1992 Standard Form of Agreement between Owner and Architect dated May 1, 2007.

“As-Built Survey” shall have the meaning given in Section 6.5(b).

“Base Building Deposit” shall mean the sum of Seven Million Dollars ($7,000,000), to the extent the same is deposited by Buyer in accordance with the terms of Section 3.1 hereof, together with any interest earned thereon.

“Base Purchase Price” shall mean the sum of Forty Four Million Six Hundred Eighty Five Thousand and 00/100 Dollars ($44,685,000).

“business day” shall mean any day other than Saturday, Sunday, any federal holiday, or any holiday in the Commonwealth of Massachusetts, the State of New Jersey or the State of California.  If any period expires on a day which is not a business day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a business day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding business day.

“Buyer Change Order Funds” shall have the meaning set forth in Section 13.2.

“Buyer Directed Change Order Escrow Account” shall have the meaning set forth in Section 7.5.

“Buyer Delay” shall mean any delay (measured in calendar days) in the performance or completion of all or any portion of the Shell Building Improvements that causes such completion to extend beyond the Target Completion Date, to the extent attributable to:

(a)           the review, processing and/or implementation of any Buyer Directed Change Order or Buyer’s failure to pay the costs related to a Buyer Directed Change Order; or

(b)           any act, omission or neglect of Buyer or any Buyer’s Representative in the performance of Buyer’s obligations hereunder; provided, however, that in the event of any such act, omission or neglect that could result in any Buyer Delay, Seller shall notify Buyer thereof and Buyer shall have a period of two (2) business days within which to cure the same and avoid any Buyer Delay attributable thereto.

“Buyer Directed Change Order” shall have the meaning set forth in Section 7.1(g).

“Buyer’s Reports” shall mean the results of any physical examinations, inspections, investigations, tests, studies, analyses, and/or evaluations prepared by or for or otherwise obtained by any Buyer’s Representatives in connection with Buyer’s Due Diligence.

“Buyer’s Representatives” shall mean Buyer and any principal, direct or indirect member, officer, director, employee, agent, representative or attorney of Buyer.

“Carrying Costs” shall mean the costs and expenses incurred by Seller in connection with the ownership, maintenance and operation of the Property for the number of days by which Substantial Completion was delayed attributable to Buyer Delay.  Such costs shall include, without limitation, interest carry on the Construction Loan, the return on equity of Seller attributable to such period calculated at eighteen percent (18%) per annum, real estate taxes and operating expenses, insurance premiums, utilities, Contractor’s general conditions (to the extent not included in the Final Pricing of any Buyer Directed Change Orders) and similar costs of carrying the Property during such period of Buyer Delay, as reasonably determined by Seller.  Seller shall provide to Buyer at least five (5) business days prior to the Closing a calculation of and reasonable documentation (provided that no documentation shall be required in connection with the return on equity of Seller) regarding the Carrying Costs.

“Change Order Escrow Account Agreement” shall have the meaning set forth in Section 7.5.

“Change Order” means any amendment, change or modification to the Construction Contract or the Construction Plans.

“Closing” shall mean the closing of the Transaction.

“Closing Date” shall mean that date that is ten (10) business days following Seller’s satisfaction of the Completion Requirements, as the same may be extended pursuant to the terms of this Agreement.

“Closing Documents” shall mean all documents and instruments executed and delivered by Buyer or Seller pursuant to the terms of this Agreement in connection with the Closing, including, without limitation, the documents and instruments required pursuant to the terms of Article 9.

“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

“Conditions Precedent” shall have the meaning given in Section 10.2.

“Construction Consultant” means, collectively, one or more construction consultants or engineers employed by Buyer, at Buyer’s sole cost and expense, to advise with respect to the construction of the Shell Building Improvements and the progress thereof.

“Construction Contract” means that certain AIA Document A121 CMc-2003 and AGC Document 565 Standard Form of Agreement Between Owner and Construction Manager between Seller and Contractor, dated as of November 9, 2007, as amended by that certain Amendment No. 1 dated November 13, 2007, as such contract may be further amended or otherwise modified after the date hereof.

“Construction Loan” shall mean that certain construction loan dated as of November 21, 2007, by and between Seller and Lender.

“Construction Loan Documents” shall mean, collectively, the loan agreement, the mortgage and the promissory note, together with all other documents, instruments and certificates from time to time evidencing, securing or executed in connection with the Construction Loan as the same may be modified, renewed or restated from time to time.

“Construction Plans” shall mean, collectively, the architectural, mechanical, engineering, structural and electrical plans and specifications for the construction of the Shell Building Improvements and the plans for the improvements to Hickory Drive, as listed on Exhibit F, as the same may be modified pursuant to the terms of this Agreement.

“Construction Warranties” means, collectively, all warranties and guaranties from Contractor and any subcontractors, suppliers and manufacturers relating to the construction of the Shell Building Improvements or any portion thereof and the installation of any equipment therein, including the benefits arising under the subguard insurance policy and any other similar bond for Contractor or any subcontractor.

“Contractor” means William A. Berry & Son, Inc.

“Contracts” shall mean, collectively, all material contracts, agreements, instruments or documents relating to the ownership, operation, utility, construction or repair of the Property executed by Seller (excluding the Architect’s Contract, the Construction Contract, the Engineer’s Contract and the Construction Loan Documents).

“Contract Rights” shall mean, in each case, Seller’s right, title and interest in and to (a) any Construction Warranties, and (b) any plans or specifications relating to the Property.

“Cost Cap” shall have the meaning set forth in Section 13.2.

“Cost Estimate” means an estimate of the costs that will be incurred to implement a proposed Buyer Directed Change Order, which estimate shall include design and engineering costs, the incremental cost of any subcontractors, materials or equipment, and the incremental costs of construction (with appropriate credit to be given for equipment and work originally included in the Construction Plans that would not be required if the proposed Buyer Directed Change Order were authorized).

“deemed to know” (or words of similar import) shall have the following meaning:

(a)        Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that:

(i)     any Buyer’s Representative has actual knowledge of such fact or circumstance, or

(ii)    such fact or circumstance is disclosed by this Agreement, the Documents, or any Buyer’s Reports.

(b)        Buyer shall be “deemed to know” that any Seller’s Warranty is untrue, inaccurate or incorrect to the extent that:

(i)     any of the Buyer’s Representatives has actual knowledge of information which is inconsistent with such Seller’s Warranty, or

(ii)    this Agreement, the Documents, or any Buyer’s Reports contains information which is inconsistent with such of Seller’s Warranties.

“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that any of the Seller Parties delivered to any Buyer’s Representatives prior to the date of this Agreement or which were otherwise made available to Buyer’s Representatives at the Property or obtained by any Buyer’s Representatives prior to the date hereof in connection with Buyer’s Due Diligence, including, without limitation, the Title Commitment, the Survey and the Property Documents.

“Due Diligence” shall mean Buyer’s review of the Real Property and the Documents.

“Engineer” shall mean Tetra Tech Rizzo, Inc.

“Engineer’s Contract” shall mean that certain Agreement dated April 27, 2007 between Engineer and The Walsh Company LLC (“Walsh”), as assigned by Walsh to Seller pursuant to that certain Assignment and Assumption of Contract dated November 12, 2007.

“Escrow Agent” shall mean Fidelity National Title Insurance Company, whose mailing address is 133 Federal Street, 12th Floor, Boston, Massachusetts 02110, Attention:  Charles P. Dattola, in its capacity as escrow agent.

“Escrow Account” shall have the meaning given in Section 3.1(b).

“Existing Mortgage” shall mean the mortgage listed on Exhibit P attached hereto and incorporated herein by this reference.

“Fit-Out Improvements” means all build-out work, tenant improvements, work, finishes and installations to prepare the Building for Buyer’s use and occupancy.  In no event shall the Shell Building Improvements include any portion of the Fit-Out Improvements.

“Fit-Out Improvements Work” means the facilities, materials, labor, supplies and work required for the construction and completion of the Fit-Out Improvements.

“Force Majeure” means an act of God, declared or undeclared war, riots, mob violence, acts of terrorism, earthquake, labor difficulty not caused by Seller or Contractor, civil commotion, fire, flood, explosion, acts of the elements, or other casualty, shortage of labor, materials, facilities, energy, supplies or equipment not caused by Seller, failure of transportation, lockouts, actions of labor unions, condemnation, court orders, laws, rules, regulations or orders of Governmental Authority not in existence as of the date hereof, permitting delays not caused by Seller, unusually severe weather or other similar causes beyond the reasonable control of Seller.  Seller shall notify Buyer promptly following the inception of an event of Force Majeure.

“Governmental Authority” means any governmental or quasi-governmental authority or official, including, without limitation, any federal, state, territorial, county, district, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, department, other instrumentality, political unit, subdivision or official, whether domestic or foreign.

“HVAC Related Changes Estimate” shall have the meaning given in Section 7.1(a).

“I&I Covenant” shall have the meaning given in Section 6.5(c).

“Independent Architect” means William Harris of Signer Harris Architects.

“Land” shall mean that certain parcel of land as legally described in Exhibit A attached hereto and made a part hereof.

“Laws” shall mean all municipal, county, state or federal statutes, codes, ordinances, laws, rules or regulations.

“LEED Related Changes Estimate” shall have the meaning given in Section 7.1(b).

“Lender” shall mean National City Bank, a national banking association.

“Liabilities” shall mean, collectively, any and all losses, costs, damages (excluding consequential or punitive damages), claims, liabilities or expenses of any kind or nature whatsoever.

“Liability Amount” shall have the meaning set forth in Section 16.14.

“Major Casualty/Condemnation” shall mean: (a) any condemnation or eminent domain proceedings that occurs after the date hereof, if the same would result in (i) the taking of any material portion of the office building or parking structure that are to be constructed as part of the Shell Building Improvements, or (ii) loss of access to the Real Property at the points and to the extent contemplated by the Construction Plans that would be reasonably likely to have a material adverse effect on the use or value of the Property; and (b) any casualty that occurs after the date hereof, if as a consequence thereof and despite the use of commercially reasonable efforts by Seller, the Shell Building Improvements could not reasonably be completed and the other Completion Requirements set forth in Section 6.5 could not be satisfied by the Outside Completion Date.

“New Special Permit” shall mean that certain Special Permit to be issued by the City Council of the City of Waltham and recorded with the Middlesex South Registry of Deeds (as the same may thereafter be amended and/or replaced), which Special Permit shall supersede and replace that certain Special Permit issued by the City Council of the City of Waltham, Order Number 30032, dated September 27, 2004, recorded with Middlesex South Registry of Deeds on November 1, 2004, in Book 44017, Page 49, as affected by Order Number 30261 of the City Council dated September 12, 2005, recorded with said Deeds in Book 46130, Page 33 as further affected by City Council Order Number 30517 dated September 11, 2006, recorded with said Deeds in Book 48426, Page 304, as further affected by City Council Order Number 30765 dated September 24, 2007, recorded with said Deeds in Book 50249, Page 48.

“Outside Completion Date” shall have the meaning given in Section 6.1(c).

“Penalty Amount” shall have the meaning given in Section 6.1(b).

“Permits” means, collectively, any and all approvals, orders, licenses, permits, registrations, certificates, qualifications, consents, authorizations, orders, variances, determinations, filings and declarations required by any Governmental Authority or other party, or pursuant to any agreement affecting the Property or by which Seller is bound, necessary for the construction, completion, ownership or operation of the Shell Building Improvements in accordance with the Construction Plans, including, without limitation, the New Special Permit.

“Permitted Exceptions” shall have the meaning given in Section 4.1.

“Personal Property” shall mean, collectively, all equipment, machinery, supplies and other articles of tangible personal property owned by Seller or hereafter acquired by Seller that is located on the Real Property and used in the ownership, operation, use and maintenance of the Real Property.

“Post-Closing Requirements” shall have the meaning set forth in Section 6.7(a).

“Property” shall mean, collectively, (a) the Real Property, (b) the Personal Property, (c) the Shell Building Improvements, (d) the Contract Rights, and (e) the Rights.

“Property Documents” shall mean, collectively, (a) the Construction Plans, (b) the Architect’s Contract, Engineer’s Contract and the Construction Contract, and (c) any other documents or instruments which constitute, evidence or create any portion of or interest in the Property.

“Punchlist Escrow Agreement” shall have the meaning set forth in Section 6.7(c).

“Punchlist Items” means, collectively, unfinished or incomplete items of construction, or items of construction that require correction or adjustment, relating to the Shell Building Improvements that are not necessary to be completed for the commencement of Fit-Out Improvements or achievement of Substantial Completion, the cost of completion or correction of which shall not exceed $250,000.

“Purchase Price” shall mean the Base Purchase Price.

“Real Property” shall mean, the Land, provided, however, that in the event of any condemnation that occurs after the date hereof, the term “Real Property” shall not include any portion of the Land that is taken as a result of any such condemnation proceeding.

“Rights” means, collectively, (i) any and all right, title and interest of Seller in and to all easements or rights-of-way now or hereafter affecting or appurtenant to the Land and any and all of Seller’s rights to use same; (ii) all of Seller’s right, title and interest in any other rights affecting or related to the Property, including, without limitation (A) all trademarks, logos and any name or names by which the Property is called or known and (B) all air, surface, subsurface, development and other rights associated with or appurtenant to the Property, including, without limitation, all Permits.

“Seller-Allocated Amounts” shall mean, with respect to any condemnation or eminent domain proceedings with respect to any portion of the Property that occurs after the date hereof, reasonable actual out-of-pocket third party costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with obtaining payment of any award or proceeds in connection with any such condemnation or eminent domain proceedings.

“Seller Parties” shall mean and include, collectively, (a) Seller, (b) its counsel, (c) Seller’s Broker, (d) any direct or indirect owner of any beneficial interest in Seller; and (e) any officer, director, employee, or agent of Seller, counsel to Seller, Seller’s Broker, The Walsh Company or any direct or indirect owner of any beneficial interest in Seller.

“Seller’s Broker” shall mean, collectively, Jones Lang LaSalle and T3 Advisors.

“Seller’s knowledge” or words of similar import shall refer only to the actual knowledge of Justin Krebs or Kevin Daly (and, in connection with the representation set forth in Section 11.2(k), Christopher Neelon), in each case without duty of inquiry.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 11.2 and in the Closing Documents executed by Seller, as such representations and warranties may be deemed modified or waived by Buyer pursuant to the terms of this Agreement.

“Shell Building Improvements” means, collectively, the improvements consisting of a six story shell and core office building containing 108,469 square feet of space together with a parking structure with 361 parking spaces, all to be constructed on the Land substantially in accordance with the Construction Plans and the terms of this Agreement.

“Survey” shall mean, that certain survey of the Property prepared by Precision Land Surveying, Inc., dated October 10, 2007, entitled “#21 - #61 Hickory Drive, ALTA/ACSM Land Title Survey in Waltham, Massachusetts.”

“Tax Year” shall mean the year period commencing on July 1st of each calendar year and ending on June 30th of the next calendar year, being the real estate tax year for the county in which the Property is located.

“Title Commitment” shall have the meaning given in Section 4.1.

“Title Company” shall mean Fidelity National Title Insurance Company, in its capacity as title insurer.

“Transaction” shall mean the transaction contemplated by this Agreement.

ARTICLE 2 - SALE OF PROPERTY

Seller hereby agrees to sell, transfer and assign to Buyer, and Buyer hereby agrees to purchase, accept and assume, upon and subject to the terms and conditions set forth in this Agreement and the Closing Documents, all of Seller’s right, title and interest in and to the Property.

ARTICLE 3 - PURCHASE PRICE

In consideration of the sale of the Property to Buyer, Buyer shall pay to Seller an amount equal to the Purchase Price, as prorated and adjusted as set forth in Article 8, Section 9.2, or as otherwise provided under this Agreement.  The Purchase Price shall be paid as follows:

3.1          Initial Deposits.

(a)           Payment of Deposits.  Within three (3) business days after the full and final execution of this Agreement and as a condition precedent to the effectiveness of this Agreement, Buyer shall pay the Base Building Deposit and the HVAC Related Changes Estimate (provided for in Section 7.1(a)) and the LEED Related Changes Estimate (provided for in Section 7.1(b)) to Escrow Agent.  Any failure by Buyer to make the Base Building Deposit and the HVAC and LEED Related Changes Estimates in accordance with the terms of this Agreement shall constitute an automatic termination of this Agreement by Buyer.  Upon any such automatic termination, all further rights and obligations of the parties under this Agreement shall terminate, except those obligations which expressly survive termination.

(b)           Applicable Terms.  The Base Building Deposit shall be paid to the account (the “Escrow Account”) designated in writing by Escrow Agent by wire transfer of immediately available funds.  The Base Building Deposit shall be held in an interest-bearing account at a financial institution reasonably acceptable to Buyer.  Except as expressly otherwise set forth herein, the Base Building Deposit shall be non-refundable to Buyer, shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Article 14.  The HVAC and LEED Related Changes Estimates shall be paid, held and disbursed in accordance with the Buyer Directed Change Order Escrow Account Agreement.

3.2          Cash at Closing.  On the Closing Date, Buyer shall deposit with Escrow Agent by wire transfer of immediately available funds as more particularly set forth in Section 9.2, an amount equal to the difference between the Purchase Price and the Base Building Deposit (including the interest earned thereon) as prorated and adjusted as set forth in Article 8 or as otherwise provided under this Agreement.

ARTICLE 4 - TITLE MATTERS

4.1          Title to Real Property.  Buyer has obtained a title insurance commitment issued by the Title Company (File No.: 08-0073) with respect to the Real Property a copy of which is attached as Exhibit O hereto (the “Title Commitment”).  Buyer hereby waives any objection to any of the title exceptions shown in the Title Commitment and acknowledges that the state of title reflected in the Title Commitment is acceptable to Buyer in all respects, except that Seller shall be required to discharge the Existing Mortgage specified on Exhibit P attached hereto.

4.2          No New Exceptions.  From and after the date hereof, Seller shall not execute any deed, easement, restriction, covenant or other matter affecting title to the Property unless (i) such matter is required for the future operation of the Property for its intended purpose and Buyer has received a copy thereof and has approved the same in writing, which approval Buyer shall not unreasonably withhold, condition or delay, or (ii) such matter will be satisfied, discharged or otherwise released as a matter affecting title to the Real Property on or prior to the Closing Date at no cost to Buyer.

4.3          Permitted Exceptions.  “Permitted Exceptions” shall mean and include all of the following:  (a) applicable zoning and building ordinances and land use regulations, (b) all matters set forth on Exhibit O (except those matters specified in Section 4.1), (c) the lien of real estate taxes and assessments (subject to Section 8.1(b)) not yet due and payable, (d) matters shown on the As-Built Survey, other than encroachments of (i) any portion of the Shell Building Improvements over the boundary lines of the Real Property or (ii) any portion of the Building into any set backs affecting the Real Property, (e) any exceptions caused by any Buyer’s Representative, and (f) any matters approved by Buyer under Subsection 4.2 hereof.

(a)          In addition to the Existing Mortgage, Seller hereby agrees that it will at or before Closing remove or discharge as an exception to title (i) all mechanic’s liens relating to labor or services performed or material furnished or delivered in connection with the Real Property, (ii) any lien or other title exception created or consented to by Seller that is not a Permitted Exception, and (iii) any lien or other title exception that is not a Permitted Exception if Seller can remove the same by the payment of a sum of money not in excess of $250,000.  In the event that Seller proposes to deliver an indemnity or other similar agreement to Title Company in order to permit Title Company to insure over any title exception, Seller shall inform Buyer of the nature of such title exception and the terms of any such indemnity or other similar agreement and the same shall be subject to Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that with respect to mechanic’s lien claims, no such indemnity shall be permitted and Seller shall be required to cause the mechanics’ lien to be removed or to post a bond against which any such lien claim must be asserted (as opposed to title to the Property) from and after the Closing.

ARTICLE 5 - BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

5.1          Buyer’s Due Diligence.  As of the date hereof, Buyer has conducted the Due Diligence it deems necessary or advisable in connection with entering into this Agreement, and Buyer has approved the condition of the Real Property as of the date hereof.

5.2          Access to the Property.  Seller will continue to allow Buyer and Buyer’s Representatives access to the Property upon reasonable prior notice and at reasonable times, provided (a) such access does not interfere with the construction of the Shell Building Improvements or operation of the Property; (b) Buyer shall provide Seller not less than twenty-four (24) hours advance notice to Seller of any Buyer’s Representatives intent to visit the Property and any Buyer’s Representative shall coordinate with Seller prior to and during each visit to the Property by any Buyer’s Representatives such that representatives of Seller may accompany Buyer’s Representatives during each such visit; and (c) Buyer’s Representatives shall not be permitted to perform any invasive testing or other physical evaluation of the Property.  Prior to such time as any of Buyer’s Representatives enter the Property, Buyer shall (i) obtain a policy of general liability insurance which insures Buyer’s Representatives with liability insurance limits of not less than $1,000,000 combined single limit for personal injury and property damage and names Seller as additional insured, and (ii) provide Seller with a certificate of insurance evidencing that Buyer has obtained the aforementioned policy of insurance.  Buyer’s Representatives shall not contact any governmental official or representative regarding the Property without Seller’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed, and, if Seller’s consent to any such governmental contact is obtained by Buyer, Seller shall be entitled to receive at least two (2) days prior notice (which may be oral) of the intended contact and to have a representative present when any Buyer’s Representatives has any such contact with any governmental official or representative; provided, however, that following the date which is twenty (20) days after the issuance of the building permit, the foregoing restriction shall pertain only to matters related to the Shell Building Improvements, the Fit Out Improvements and the construction thereof, and shall not pertain to matters related to Buyer’s use of the Property or the operations of Buyer proposed to be located therein (including, without limitation, matters such as economic incentives or tax relief that might be available to Buyer).

5.3          Waiver and Release.  Buyer, for itself and all of the other Buyer’s Representatives, hereby waives and releases Seller and each of the Seller Parties from all claims resulting directly or indirectly from access to, entrance upon, or inspection of the Property by Buyer’s Representatives except to the extent caused by the gross negligence, fraud or willful misconduct of the Seller Parties.  The provisions of this Section 5.3 shall survive any termination of this Agreement.

5.4          Buyer’s Indemnity.  Buyer hereby agrees to indemnify, defend, and hold Seller and each of the other Seller Parties free and harmless from and against any and all actual losses, costs, damages (excluding consequential or punitive damages), claims, liabilities, expenses, demands or obligations, of any kind or nature whatsoever (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from the entry on the Property and/or any investigations or other activities conducted thereon in connection with Buyer’s Due Diligence by any Buyer’s Representatives; provided, however, that the foregoing obligations shall not apply to the mere discovery of a pre-existing environmental or physical condition at the Property.  The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

5.5          Confidentiality.  Buyer acknowledges that any material information heretofore or hereafter furnished to Buyer with respect to the Property is intended to be confidential.

Accordingly, Buyer shall make reasonable efforts to hold, and shall cause each of its representatives to make reasonable efforts to hold, in confidence, and shall not intentionally disclose, and shall prohibit each of its representatives from intentionally disclosing, to any other person (other than any such representative) without the prior written consent of Seller, any of the material information in respect of the Property delivered to or for the benefit of Buyer whether by any Buyer’s Representatives or by any of the Seller Parties, including, but not limited to, any information heretofore or hereafter obtained by any Buyer’s Representatives in connection with its Due Diligence.  In the event this Agreement is terminated, Buyer shall promptly return to Seller all copies of Documents furnished by any of the Seller Parties to Buyer or any of Buyer’s Representatives without retaining any copy thereof or extract therefrom.  Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (i) on a need-to-know basis to its employees, prospective equity members, members of professional firms serving it or potential lenders, (ii) as any governmental agency may require in order to comply with applicable Laws or court order or as may be required by any legal process, and (iii) to the extent that such information is a matter of public record or otherwise commonly available to the public.  The provisions of this Section 5.5 shall survive any termination of this Agreement (but not the Closing).

5.6          Subsequent Release of Hazardous Materials.  If, after the date hereof, there is a release of Hazardous Materials (as defined below) on any portion of the Real Property or the Shell Building Improvements, Seller shall notify Buyer in writing of the nature and extent thereof promptly after obtaining knowledge thereof.  If such release was caused by any act or omission of Seller, Contractor or any subcontractor or supplier engaged in construction of the Shell Building Improvements, prior to the Closing Seller shall remediate or cause to be remediated, such release in accordance with and as required by applicable Law.  If such release was caused by a third-party not involved with the construction of the Shell Building Improvements, Seller shall remediate, or cause to be remediated, such release in accordance with and as required by applicable Law, but Seller shall not be required to spend more than $250,000 in connection with such remediation effort.  Notwithstanding anything to the contrary contained herein provided any such release was not caused by the gross negligence or willful misconduct of Seller, if necessary, the Outside Completion Date shall be extended a reasonable period of time in order for Seller to remediate any such release.  As used herein, “Hazardous Materials” shall mean any material or substance that is defined or regulated as a hazardous or toxic material, substance or waste, or as a pollutant or contaminant under any federal, state or local law, ordinance or regulation pertaining to the environment, pollution or public or workplace health or safety, or materials or substances which are regulated by any such law, ordinance or regulation including without limitation, asbestos and polychlorinated biphenyls.

ARTICLE 6 - CONSTRUCTION OF SHELL BUILDING IMPROVEMENTS

6.1          Construction by Seller.  Seller and Buyer acknowledge that Seller has commenced construction of the Shell Building Improvements prior to the date of this Agreement.  At all times from and after the date hereof, Seller shall use commercially reasonable efforts to cause the construction of the Shell Building Improvements substantially in accordance with the Construction Plans and in accordance with the requirements of the Permits and applicable Laws.

(a)           Target Completion Date.  Seller shall use commercially reasonable efforts to achieve Substantial Completion of the Shell Building Improvements by May 1, 2009 (the “Target Completion Date”).  Seller shall inform Buyer from time to time of any revisions to the anticipated date of Substantial Completion of the Shell Building Improvements.

(b)           Penalty Date.  If Substantial Completion of the Shell Building Improvements has not been achieved by Seller by July 1, 2009, subject to a day-for-day extension for Buyer Delay and Force Majeure, Seller shall reimburse Buyer for all reasonably documented actual, out-of-pocket expenses incurred by Buyer to maintain an alternative office location for Buyer’s employees to work (i.e., rent or holdover rent, as the case may be), for the period of any such delay, such amount in no event to exceed $1,500,000 (the “Penalty Amount”)

(c)           Outside Completion Date.  If Substantial Completion of the Shell Building Improvements has not been satisfied by November 15, 2009 (the “Outside Completion Date”), subject to a day-for-day extension for Buyer Delay and Force Majeure (provided that the Outside Completion Date shall not be extended for more than an total of forty-five (45) days as a result of events of Force Majeure), then Buyer shall have the rights provided for in Sections 13.2 or 13.3, as applicable.

6.2          Construction Period Matters.

(a)           Insurance.  Seller has obtained and shall maintain in full force and effect for the entire period prior to the Closing (or the earlier termination of this Agreement) the policies of “all-risk” and other insurance specified on the certificate of insurance attached hereto as Exhibit U.

(b)           Permits and Approvals.  Seller shall obtain, maintain in full force and effect and substantially comply with the requirements of all of the Permits required for the construction of the Shell Building Improvements in accordance with the Construction Plans.  Seller shall, promptly upon issuance thereof, deliver to Buyer a true, correct and complete copy of the New Special Permit and the foundation permit and the building permit for the Shell Building Improvements.  Copies of any other material Permit or other governmental approval issued or obtained after the date hereof relating to the construction of the Shell Building Improvements shall be available at the Property for review.

(c)           New Contracts.  Seller shall not take any action to enter into, amend, terminate, renew or otherwise alter, any Contract that will be binding upon Buyer or the Property after Closing, in each case without the consent of Buyer, which consent may be given or withheld in Buyer’s sole and absolute discretion.  Seller shall not take any action to enter into any lease or occupancy agreement affecting the Property.  Buyer acknowledges that Seller has engaged NSTAR to provide a transformer and electrical service to the Property.  In addition, to the extent that alternative rate schedules are available, Buyer shall determine the utility rate schedule applicable to the Property and Seller shall not commit to any rate schedule that would apply to the Property after the Closing without Buyer’s prior approval.  Any rebates payable by any utility provider or otherwise shall be payable to Buyer (or if paid prior to the Closing, Buyer shall receive a credit in the amount thereof at the Closing).

(d)           Construction Consultant.  Seller shall keep Buyer informed as to the status and progress of construction of the Shell Building Improvements and any changes in the anticipated completion of construction thereof.  For such purpose, Seller and Buyer’s Construction Consultant shall meet periodically (and such meetings shall include Contractor, Architect and other persons as may reasonably requested by Construction Consultant), and Seller and the Construction Consultant shall agree upon a schedule for such meetings two (2) weeks prior to each such meeting.  In addition, the Construction Consultant shall be informed reasonably in advance of Seller’s periodic construction meetings with Contractor and/or Architect and shall be entitled to attend such construction meetings as an observer.  Seller shall provide Construction Consultant with twenty-four (24) hours prior notice of any change in the date, time or location of scheduled construction meetings.  In the case of any construction meeting called on an emergency basis, Seller shall provide Construction Consultant with as much notice as is given to all other participants of the emergency construction meeting.  Construction Consultant shall also be permitted to have access to the Real Property and the Shell Building Improvements to observe the construction thereof and to the As-Built Documents, shop drawings, architectural records, building permits and permit inspection records, materials samples, engineering, inspection and testing reports, and other tests and studies performed in connection with the construction of the Shell Building Improvements (and Construction Consultant shall have the right to be present at Building Department inspections and at  on-site tests of the curtain wall and other major elements of the Shell Building Improvements); provided, however, that Construction Consultant’s activities shall be solely for the purpose of examination and inspection, and in no event shall Construction Consultant be entitled to require that any construction work be demolished or otherwise modified for Construction Consultant’s examination or inspection.  As between Seller and Buyer, Seller shall have control over all construction means, methods, techniques, sequences and procedures, and for coordinating all portions of construction of the Shell Building Improvements in accordance with the terms of this Agreement.

All construction monitoring and inspection costs for the benefit of Buyer shall be paid by Buyer.

(e)           As-Built Documents.  Seller shall maintain at the site one copy of the drawings, specifications, addenda, change orders, change directives and other modifications, in good order and marked currently to record field changes and selections made during construction with respect to the Shell Building Improvements (the “As-Built Documents”).

6.3          Seller Change Orders.  Seller may, without the consent of Buyer, enter into any Change Order (per material or equipment to be substituted, as applicable, and not in the aggregate) that does not exceed the sum of $25,000 and satisfies all of the following conditions and requirements:

(a)           the change shall not, in Seller’s reasonable determination, involve any material substitution or elimination of materials, or if it does involve material substitution, the substituted materials are of equal or superior quality, durability and appearance to the materials which are being replaced, and the substitution shall not materially change the appearance or use of the Property;

(b)           the change shall not materially diminish the value or utility of the Property or the mechanical, structural or architectural integrity thereof;

(c)           the change shall not require any material change or modification to or amendment of any material Permit; and

(d)           Seller shall give notice to Construction Consultant and Buyer of the change within a reasonable time after the change is effected; provided, however, inadvertent failure to give the notice shall not constitute a default hereunder if such change complies with subsections (a) through (c) above.

Except as otherwise provided for above, Seller shall not enter into Change Order without first providing Buyer with prior written notice of the proposed Change Order and obtaining Buyer’s approval thereof, which Buyer may approve or disapprove in its reasonable discretion; provided, however, that if Buyer does not approve or disapprove of such proposed Change Order within three (3) business days following the date of its receipt of Seller’s notice, Seller’s proposed Change Order shall be deemed to have been approved by Buyer.

6.4          Completion of Construction.

(a)           Substantial Completion.  As used in this Agreement, the terms “Substantial Completion,” “Substantially Complete,” “Substantially Completed” or derivations thereof used with respect to completion of construction of the Shell Building Improvements, shall mean that, except for Punchlist Items as determined in accordance with Section 6.4(c) (provided, however that the Shell Building Improvements shall be deemed not to be Substantially Complete if the cost to complete Punchlist Items exceeds $250,000), all Shell Building Improvements have been completed in substantial accordance with (A) the Construction Plans and Buyer Directed Change Orders, if any, and (B) Buyer has received an A.I.A. Form G704 executed by Architect, Seller and Contractor.  Any dispute between Buyer and Seller regarding Substantial Completion of the Shell Building Improvements or the date the same is achieved shall be submitted by Buyer and Seller to the Independent Architect for determination.  The determination of the Independent Architect shall be binding upon Seller and Buyer.  Any costs associated with the Independent Architect’s determination of the date of substantial completion shall be shared equally by Buyer and Seller.

(b)           Substantial Completion Notice.  Seller shall provide Buyer with written notice when Seller believes that Substantial Completion of the Shell Building Improvements has been achieved (the “Substantial Completion Notice”).

(c)           Inspection and Punchlist.  Within two (2) business days after delivery by Seller of the Substantial Completion Notice, a representative of Seller and Construction Consultant together with Architect and Contractor shall inspect the Shell Building Improvements.  Upon completion of such inspection, Architect shall prepare the list of Punchlist Items and the cost to complete such Punchlist Items and shall deliver a copy thereof to Seller and Buyer.  The Punchlist Items and the cost to complete such Punchlist Items shall be subject to review and approval by Buyer and Seller.  Any dispute between Seller and Buyer with respect to the list of Punchlist Items or the cost to complete any Punchlist Item shall be determined by the

Independent Architect, whose determination shall be binding upon Seller and Buyer.  The agreed upon or determined Punchlist Items are referred to herein as the “Final Punchlist”.

6.5          Completion Requirements.  The following constitute the requirements that must be satisfied by Seller in connection with Seller’s obligation to complete construction of the Shell Building Improvements (the “Completion Requirements”).

(a)           Certificate of Substantial Completion.  Seller has delivered to Buyer the A.I.A. Form G704 Certificate of Substantial Completion duly executed by Architect, Seller and Contractor, as provided for in Section 6.4(a).

(b)           As-Built Survey.  Seller shall deliver to Buyer a current as-built survey of the Property (the “As-Built Survey”) prepared by a registered land surveyor, containing a certification to Buyer and Title Company in the form of Exhibit I attached hereto.

(c)           I&I Covenant.  Seller shall use commercially reasonable efforts to deliver to Buyer reasonably satisfactory evidence that Seller has satisfied the requirements for the issuance of a certificate of occupancy as more particularly set forth in that certain Covenant and Agreement To Provide Inflow & Infiltration (I&I) Sewer Mitigation to the City of Waltham recorded in Book 50365 at Page 375 in the Middlesex County Registry of Deeds (the “I&I Covenant”); and in the event Seller is unable to deliver such evidence the terms of Section 6.7(b) shall apply (Seller’s delivery of such evidence shall not be a condition precedent to Closing) and Seller shall provide a list of projects approved by the City of Waltham that once completed will satisfy Seller’s obligations under the I&I Covenant.

(d)           Satisfaction of Requirements.  Seller has delivered to Buyer reasonably satisfactory evidence that all payments required to be made and all other conditions of approval for development of the Real Property under the Permits, the Construction Plans, the Documents and the Property Documents have been made or satisfied.

(e)           Site Conditions.  The Shell Building Improvements shall be broom clean and the exterior and interior portions shall be free of trash, rubbish and construction materials, all windows (exterior and interior) shall be washed, and Contractor shall have removed all construction equipment from the site (except for equipment required for completion of the Final Punchlist).

6.6           Seller’s Covenants Regarding Certain Matters.  Prior to the Closing, Seller shall use good faith efforts (a) to have Hickory Drive accepted by the City of Waltham as a public street, and (b) provided Buyer has not accessed the Property to begin construction of the Fit-Out Improvements, to secure a temporary certificate of occupancy if, and to the extent, the same may be issued by the applicable Governmental Authority upon Substantial Completion of the Shell Building Improvements (satisfaction of (a) and/or (b) set forth in this Section 6.6 shall not be a condition precedent to Closing).

6.7           Seller’s Post Closing Requirements.

(a)           Post-Closing Deliveries.  After the Closing, Seller shall be responsible for the following items (collectively, “Post-Closing Requirements”):

(i)           Seller will provide reasonably satisfactory evidence that all components of the building systems constituting part of the Shell Building Improvements are complete and operational in accordance with their respective design specifications;

(ii)          Seller will cause the Contractor to provide Buyer with a complete set of As-Built Documents in hard copy and electronic format; and

(iii)         Seller will provide Buyer with two (2) complete sets of operation and maintenance manuals, including applicable warranties, for all components of the Shell Building Improvements.

Buyer and Seller agree that the sum of Two Hundred Thousand and 00/100 Dollars ($200,000) shall be held back from the Purchase Price (the “Post-Closing Escrowed Funds”) and will not be paid to Seller at Closing.  The Escrow Agent shall hold the Post-Closing Escrowed Funds pursuant to that certain “Post-Closing Deliverables Escrow Agreement” in substantially the form attached hereto as Exhibit R.  The provisions of this Section 6.7(a) shall survive the Closing (and not be merged therein).

(b)           Completion of Approved I&I Obligations.  In the event that Seller has not satisfied the requirements of the I&I Covenant for the issuance of a certificate of occupancy prior to the Closing, Buyer and Seller agree that an amount equal to four hundred percent (400%)  of the cost of the remaining work (the “I&I Escrowed Amount”) to be completed to satisfy the requirements for the issuance of the certificate of occupancy, as more particularly set forth in the I&I Covenant (the “Remaining Work”) shall be held back from the Purchase Price and will not be paid to Seller at Closing.  The I&I Escrowed Amount shall be deposited with the Post-Closing Escrowed Funds and held and disbursed in accordance with the Post Closing Deliverables Escrow Agreement.  Following the Closing, Seller shall complete the Remaining Work as promptly as reasonably possible; provided, however, that if the Remaining Work has not been completed within 30 days after the Closing, the I&I Escrowed Amount shall be released to Buyer and Seller shall be relieved of the obligation to complete the Remaining Work.  The provisions of this Section 6.7(b) shall survive the Closing (and not be merged therein).

(c)           Completion of Final Punchlist.  Seller shall use commercially reasonable efforts to complete the Final Punchlist within sixty (60) days following Closing, provided, however, that Seller shall have such additional time as may reasonably be required with diligent efforts to complete items on the Final Punchlist of a seasonal nature which cannot or should not be performed until a later date or to obtain any particular fixture or piece of equipment that cannot reasonably be obtained within said sixty (60) day period.  Seller shall cause the Punchlist Items to be completed in a good and workmanlike manner in substantial accordance with the Construction Plans and in accordance with all applicable Property Documents and Laws, and Seller shall coordinate the timing and execution of such work so as to minimize any interference with any ongoing construction of the Fit-Out Improvements.  Buyer and Seller agree that an amount equal to one hundred fifty percent (150%) of the amount necessary to complete the Final Punchlist (the “Punchlist Funds”) shall be held back from the Purchase Price and will not be paid to Seller at Closing.  The Escrow Agent shall hold and deliver the Punchlist Funds in accordance with that certain “Punchlist Escrow Agreement” in substantially the form attached hereto as

Exhibit S (the “Punchlist Escrow Agreement”).  The provisions of this Section 6.7(c) shall survive the Closing (and not be merged therein).

(d)           Post Closing Assistance.  Seller shall, for a period of one (1) year following the Closing, assist Buyer in all reasonable respects, provided any such assistance is at no cost or liability to Seller, in pursuing any available remedies against the design and/or construction professionals engaged in connection with the construction of the Shell Building Improvements.  The provisions of this Section 6.7(d) shall survive the Closing (and not be merged therein).

6.8          Early Access for Fit-Out Improvements.  Buyer shall have the right to request access to the Property prior to the Closing from Seller in order to begin construction of the Fit-Out Improvements and, provided that (a) in Seller’s reasonable judgment any such Fit-Out Improvements Work shall not interfere with or delay the substantial completion of the Shell Building Improvements and satisfaction of the Completion Requirements set forth in Section 6.5 hereof, and (b) Buyer and Seller agree prior to the commencement of any Fit-Out Improvements Work (i) on a firm Closing Date based on a then projected substantial completion date provided by Contractor and reasonably agreed to by the Construction Consultant, and (ii) on modifications to the A.I.A. G704 Certificate of Substantial Completion to be issued pursuant to Section 6.5(a) and the satisfaction of the Completion Requirements based on the Fit-Out Improvements Work and its impact on Seller’s ability to comply with the obligations set forth in this Agreement, Seller shall agree to provide Buyer and Contractor, engaged on behalf of Buyer for construction of the Fit-Out Improvements, access to the Property prior to the Closing to begin Fit-Out Improvement Work.

6.9          Referral of Disputes to Independent Architect.

(a)           Generally.  Seller and Buyer have agreed to utilize the Independent Architect for the resolution of disputes that may arise with respect to the determinations regarding Substantial Completion and Punchlist Items.

(b)           Referral Process.  If, after good faith negotiations for a reasonable period of time under the circumstances (taking into account the nature of the dispute), but in any event not more than five (5) business days, between Seller and Buyer as to any matter that is subject to resolution by the Independent Architect, Seller and Buyer are unable to come to a mutual agreement regarding the same, either party may require that the matter be referred to and resolved by the Independent Architect.  All involved participants in the disputed matter, including to the extent applicable, Seller, Buyer, the Architect, and/or the Contractor, shall submit to the Independent Architect in writing within two (2) business days a description in reasonable detail of the disputed matter and such participant’s proposed resolution thereof.  Independent Architect shall be entitled to consult with any consultant(s) that Independent Architect determines necessary and with all or any of Seller, Buyer, the Architect, and/or the Contractor, in order that Independent Architect can reach a final determination as to the disputed matter within five (5) business days after receipt of the above referenced information.  The determination by Independent Architect shall be in writing and shall be binding on the parties.

(c)           Costs.  Any costs incurred in connection with the resolution process, including, without limitation, payment of fees to arbitrator and any other consultant arbitrator engages to assist in resolving the dispute, shall be borne equally by Seller and Buyer.

ARTICLE 7 - BUYER CHANGE ORDERS

7.1          Proposed Change Orders.

(a)           HVAC Related Changes.  As of the date hereof, Buyer has identified certain changes to the HVAC system specified in the Construction Plans for the Shell Building Improvements (the “HVAC Related Changes”), which changes are identified on Exhibit W-1 attached hereto.  Seller and Buyer have begun to evaluate and price such HVAC Related Changes, and as of the date hereof Seller and Buyer have agreed upon an estimate of the cost for such HVAC Related Changes in the amount specified in Exhibit W-1 (the “HVAC Related Changes Estimate”), which estimated amount shall be deposited by Buyer in the Buyer Change Order Escrow Account at the time Buyer makes the Base Building Deposit as provided for in Section 3.1(a).  Prior to the date hereof, Buyer has notified Seller of certain matters to be clarified with respect to the HVAC Related Changes, and Buyer has authorized Seller to commence redesign of the HVAC system (the “HVAC Redesign Notification”).  Together with the HVAC Redesign Notification, Buyer approved Change Order Request ADOBE – 001 rev 5/2/08, a copy of which is attached hereto as Exhibit W-2 (the “HVAC Initial Change Order”).  Based on the HVAC Redesign Notification, Seller shall proceed with the redesign of the HVAC system and obtain Final Pricing for the HVAC Related Changes subject to Buyer’s Final Approval, in accordance with the terms of Sections 7.3 - 7.5.

(b)           LEED Related Changes.  Buyer is contemplating the evaluation of and possible changes to the Shell Building Improvements for purposes of obtaining LEED certification for the Shell Building Improvements (the “LEED Related Changes”).  The scope of such evaluation and possible changes is identified on Exhibit W - 3 (the “LEED Related Changes Estimate”), and the pricing and authorization to proceed with such evaluation is set forth on Change Order Request ADOBE – 002 rev 5/2/08, a copy of which is attached as Exhibit W - 4 (the “LEED Initial Change Order”).  Prior to the date hereof, Buyer has notified Seller of Buyer’s approval of the LEED Related Changes Estimate and LEED Initial Change Order, including possible items to be included in the LEED evaluation of the Shell Building Improvements (the “LEED Related Changes Notification”); and the amount of the LEED Related Changes Estimate shall be deposited by Buyer in the Buyer Change Order Escrow Account at the time Buyer makes the Base Building Deposit as provided for in Section 3.1(a).  Based on the LEED Related Changes Notification, Seller shall instruct Architect to proceed with a design submission to the U.S. Green Building Council (“USGBC”); and Buyer and Seller shall work diligently with Architect to identify and evaluate various LEED Related Changes to be included in such submission.  Change orders for LEED Related Changes shall be prepared following such USGBC submission in accordance with the terms of Sections 7.3 - 7.5.

(c)           Potential Change Orders Affecting Slab Work.  Buyer has identified certain aspects of the Shell Building Improvements that Buyer is likely to want to modify, which modifications would affect the sizing and locations for underground plumbing lines and/or otherwise affect the construction of the slab portions of the Shell Building Improvements, such slab related changes pertain to possible changes to the cafeteria and fitness center portions of the Shell Building Improvements, the sizing and location of the conduit for data and security lines, the mudset in the entry lobby area, the installation of a vapor barrier beneath the slab and any other modifications that may impact the slab work (collectively, “Slab Related Changes”).  Such Slab Related Changes proposed by Buyer shall be subject to Seller’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.  On or before August 1, 2008, Buyer shall provide to Seller documentation and information sufficient for the Architect, Contractor, any engineer and any manufacturer, as applicable to the Slab Related Changes, to provide a Cost Estimate for any Slab Related Changes proposed by Buyer (the “Slab Package”).  Seller shall use commercially reasonable efforts to provide Buyer with a Cost Estimate to complete the Slab Related Changes within seven (7) days after Seller’s receipt of the Slab Package, provided that any third party involved in determining the Cost Estimate responds to Seller within such seven day period.  In the event Buyer does not provide Seller the Slab Package on or before August 1, 2008, Seller shall have no obligation to incorporate any Slab Related Changes and Seller shall proceed with construction of the slab in accordance with the Construction Plans.

(d)           Finish Work.  Buyer has indicated that it may want to change some or all of the finishes and fixtures in the entry lobby, the elevator lobbies and the restrooms (collectively, the “Finishes”).  In the event Buyer determines to change some or all of the Finishes (the “Finish Changes”), Buyer shall notify Seller on or before June 28, 2008 (the “Finishes Notice”), of the Finishes that Buyer elects to accept and those that Buyer elects either to eliminate or to specify a substitute Finish item therefor (which substitute Finish items shall be subject to Seller’s approval, which approval shall not be unreasonably withheld, conditioned or delayed).  Seller shall install as part of the Shell Building Improvements those Finish items that Buyer accepts; and with respect to those Finish items that Buyer elects to eliminate (or with respect to which Buyer has specified a substitution but thereafter Buyer does not approve the Cost Estimate or Final Pricing therefor), Seller shall issue a Change Order removing such Finish items from the Construction Plans and Buyer shall receive a credit against the Purchase Price in the amount of the cost savings attributable to such Finish items eliminated from the Construction Plans.  With respect to Finish items for which Buyer proposes a substitution and Seller has approved such substitution, Buyer shall include with the Finishes Notice documentation and information sufficient for the Architect, Contractor, any engineer and any manufacturer, as applicable to such Finish Changes, to provide a Cost Estimate for such Finish Changes (the “Changed Finishes Package”).  Seller shall use commercially reasonable efforts to provide Buyer with a Cost Estimate for the Finish Changes specified in the Changed Finishes Package within seven (7) days after Seller’s receipt of the Changed Finishes Package, provided that any third party involved in determining the Cost Estimate responds to Seller within such seven day period.  In the event Buyer does not provide the Finishes Notice to Seller on or before June 28, 2008, Seller shall proceed with construction of all of the Finishes in accordance with the Construction Plans.

(e)           Other Buyer Change Orders.  In addition to HVAC Related Changes, LEED Related Changes, Slab Related Changes and Finish Changes, any other proposed modifications to the Construction Plans (the “Other Buyer Change Orders”) shall be subject to Seller’s reasonable approval and such changes shall not in the reasonable judgment of Seller: (i) have a material adverse effect on the value or utility of the Property, (ii) require any modification or amendment to the zoning of the Real Property, the New Special Permit, the foundation permit or the building permit, (iii) conflict with any applicable Law, (iv) impair or substantially modify the foundation, structure of shell or structural integrity of the Shell Building Improvements, (v) create any significant construction complication, as reasonably determined by Seller, or (vi) cause or, in Seller’s reasonable judgment are likely to cause, any delay in substantial completion of the Shell Building Improvements.  If Buyer proposes any Other Buyer Change Order, Buyer shall submit a notice to Seller which includes a detailed and clear description of the scope of the proposed Other Buyer Change Order, which description shall include the items that are being replaced and/or work that is being modified, a description of the proposed new design, and either plans therefor or sufficient information to permit the Architect, Contractor, any engineer and any manufacturer, as applicable with respect to the proposed Other Buyer Change Order, to provide a Cost Estimate for the proposed Other Buyer Change Order (each, a “Change Order Package”).  Seller shall use commercially reasonable efforts to provide Buyer with a Cost Estimate within seven (7) days after Seller’s receipt of a Change Order Package, provided that any third party involved in determining the Cost Estimate responds to Seller within such seven-day period.  Buyer may from time to time request Other Buyer Change Orders; provided, however, notwithstanding anything to the contrary contained herein, Seller shall have no obligation to implement any Other Buyer Change Orders submitted to Seller after August 1, 2008, provided, however, Seller shall use good faith efforts to address Buyer’s concerns with respect to any Other Buyer Change Orders submitted after August 1, 2008.

(f)            For purposes of Sections 7.2 - 7.5 hereof, the term “Buyer Directed Change Order” shall mean each of the HVAC Related Changes, the LEED Related Changes, the Slab Related Changes, the Finish Changes and the Other Buyer Change Orders, as applicable.

7.2          Seller’s Approval; Change Order Costs.

(a)           Seller shall have the right to review and approve Buyer Directed Change Orders (provided, however, that the HVAC Related Changes and LEED Related Changes have been approved by Seller prior to the date hereof).  If Seller disapproves any proposed Buyer Directed Change Order or any aspect thereof, Seller shall notify Buyer and provide detailed, specific comments to Buyer of the reasons for such disapproval.  Simultaneous with issuing each Cost Estimate, Seller shall provide a good faith estimate of the implications of the proposed Buyer Directed Change Order, if any, on the schedule for construction of the Shell Building Improvements and whether Seller reasonably believes that the proposed Buyer Directed Change Order may result in Buyer Delay, and if so, the estimated length of the Buyer Delay.

(b)           All third-party, out-of-pocket costs reasonably incurred by Seller in connection with the any Buyer Directed Change Order shall be paid by Buyer, including, without limitation, costs and expenses related to architecture and engineering and other consultants, whether or not the Buyer Directed Change Order is ultimately approved by Seller or authorized by Buyer for construction.  With respect to any Buyer Directed Change Order not authorized by Buyer or deemed disapproved by Buyer, Buyer shall pay such costs to Seller upon five (5) business days notice from Seller to Buyer which notice shall include reasonable evidence of the calculation of such costs.

7.3          Cost Estimate; Final Pricing.  Seller’s cost estimate (“Cost Estimate”) for a Buyer Directed Change Order shall consist of a reasonably detailed estimate of the costs that will be incurred to implement a proposed Buyer Directed Change Order.  Buyer shall approve or disapprove in writing any Cost Estimate received from Seller with five (5) days after Buyer’s receipt of such Cost Estimate.  If the Cost Estimate is not acceptable to Buyer, Buyer may modify the proposed Buyer Directed Change Order to achieve an acceptable cost by submitting a revised request to Seller; provided, however, any such revised request must be delivered to Seller together with the timely written disapproval of the Cost Estimate.  Following Buyer’s approval of the Cost Estimate, Seller will provide Buyer with progress and final drawings for a proposed Buyer Directed Change Order for Buyer’s review and approval (unless Seller and Buyer have agreed that the same are not reasonably necessary), and Buyer shall approve or disapprove the progress and final drawings within five (5) days of receipt of the same.  In the event that Buyer disapproves of any progress and/or final drawings, Buyer shall state in detail Buyer’s basis for such disapproval.  Failure of Buyer to timely respond shall be deemed Buyer’s disapproval of such progress and/or final drawings and Seller shall proceed with construction in accordance with the Construction Plans.  Following Buyer’s approval of the final drawings for a Buyer Directed Change Order, Seller shall provide Buyer with its determination of Buyer Delay attributable to the proposed Buyer Directed Change Order and documentation of the final pricing of the proposed Buyer Directed Change Order (“Final Pricing”), which pricing shall be “open-book” and include sufficient detail as Buyer may reasonably request to enable Buyer to review the Final Pricing.  Seller shall use commercially reasonable efforts to achieve competitive pricing for all Buyer Directed Change Orders, including competitive bidding where reasonably practicable, and in any event the cost of any Buyer Directed Change Order shall include only the direct cost of implementing the applicable change (with appropriate credit being given for the cost of any work or equipment, if any, previously included in the Construction Plans that will not be required as a consequence of such change), plus the Contractor’s fee of 9.5% (which consists of 5% for General Conditions, 3.25% for Change Orders and 1.25% for subguard insurance) and The Walsh Company’s fee of 3%.

7.4          Buyer’s Authorization.  If the Final Pricing is acceptable to Buyer, Buyer shall give final authorization for inclusion of the proposed Buyer Directed Change Order in the Construction Plans by delivering written notice thereof to Seller within three (3) business days after receipt of the Final Pricing, which authorization shall constitute Buyer’s approval of the Buyer Directed Change Order, the Final Pricing therefor and Seller’s estimate of any Buyer Delay attributable thereto (“Final Approval”).  Buyer’s failure to timely respond shall be deemed Buyer’s disapproval of the Final Pricing and/or Seller’s estimate of any Buyer Delay, and thereafter Seller shall proceed with construction in accordance with the Construction Plans.

7.5          Payment for Buyer Directed Change Orders.  The amount of the Final Pricing authorized by Buyer shall be paid by Buyer into an escrow account established with Escrow Agent (the “Buyer Directed Change Order Escrow Account”) within five (5) business days of Buyer’s approval of the Final Pricing (except with respect deposits made by Buyer for HVAC Related Changes and LEED Related Changes, which shall be made pursuant to Sections 7.1 (a) and (b)).  Funds in the Buyer Change Order Escrow Account shall be held and disbursed in accordance with the terms of that certain escrow agreement dated as of the date hereof by and among Seller, Buyer and Escrow Agent (the “Change Order Escrow Account Agreement”), in the form attached hereto as Exhibit K.  Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to implement or continue to implement any Buyer Direct Change Order unless Buyer timely deposits the amount of the Final Pricing into the Buyer

Change Order Escrow Account as set forth in this Section 7.5.  Pursuant to Section 9.4(b), at Closing Buyer shall pay the Carrying Costs with respect to any Buyer Delay as a result of any Buyer Directed Change Order.

ARTICLE 8 - ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing:

8.1          Real Estate and Personal Property Taxes.

(a)           Proration of Ad Valorem Taxes.  Buyer and Seller shall only prorate ad valorem real estate and personal property taxes for the Property that are actually due and payable during Closing Tax Year, regardless of the year for which such taxes are assessed.  There shall be no proration of ad valorem real estate or personal property taxes other than as set forth hereinabove and, as between Buyer and Seller, Buyer agrees that it shall be solely responsible for all such ad valorem real estate and personal property taxes due and payable after the Closing and Seller agrees that it shall be solely responsible for all such ad valorem real estate and personal property taxes due and payable for any Tax Year prior to the Closing Tax Year.  The proration of the ad valorem real estate and personal property taxes actually due and payable during the Closing Tax Year shall be calculated as follows:

(i)           Seller shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year prior to the Closing Date, and the denominator of which shall be 365; and

(ii)          Buyer shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year subsequent to and including the Closing Date, and the denominator of which shall be 365.

(b)           Special Assessments.  Seller shall pay in full and discharge any special assessment levied prior to the date hereof for improvements or betterments serving the Real Property that have been completed prior to the date hereof.  With respect to any special assessment levied after the date hereof, Seller shall pay all installments thereof due and payable prior to the Closing Date and Buyer shall pay all installments thereof due and payable on and after the Closing Date, with such special assessment to be prorated in the manner provided above for the proration of real estate taxes; provided, however, that (i) if Seller has the election to pay any such special assessment either immediately or under a payment plan with interest, Seller may elect to pay under a payment plan, which election shall be binding on Buyer; and (ii) Seller shall not be required by the foregoing to pay any installments of special assessments which have not been confirmed or which relate to projects that have not been commenced prior to the Closing Date.

(c)                                  Reassessment.  In the event the Property has been assessed for property tax purposes at such rates as would result in reassessment (i.e., “escape assessment” or “roll-back taxes”) based upon the change in land usage or ownership of the Property on or after the Closing Date, Buyer hereby agrees to pay all such taxes that are due and payable, or otherwise applicable to the period, after the Closing based upon such reassessment and Seller hereby agrees to pay all such taxes that are due and payable, or otherwise attributable to the period, prior to the Closing based upon such reassessment.

8.2                               Other Property Operating Expenses.  Operating expenses for the Property shall be prorated as of 12:01 a.m. on the Closing Date.  Seller shall pay all utility charges and other operating expenses attributable to the Property to, but not including, the Closing Date, and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date.  To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein.  Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property.  Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 a.m. on the Closing Date.

8.3                               Closing Costs.  Buyer shall pay the following costs and expenses associated with the Transaction:  (a) all premiums and charges of the Title Company for the Title Commitment and the title insurance policy issued pursuant thereto (including endorsements), (b) all recording and filing charges in connection with the instruments by which Seller conveys the Property, (c) fifty percent (50%) of all escrow or closing charges of Escrow Agent, (d) all costs of Buyer’s Due Diligence, (e) all fees due its consultants and attorneys, (f) all lender fees related to any financing to be obtained by Buyer, if any, and (g) all transfer taxes, deed stamps, sales taxes and similar charges, if any, applicable to the transfer of the Property to Buyer attributable to the Buyer Change Order Funds and the Carrying Costs.  Seller shall pay the following costs and expenses associated with the Transaction:  (i) the commission due Seller’s Broker, (ii) all transfer taxes, deed stamps, sales taxes and similar charges attributable to the Base Purchase Price, if any, applicable to the transfer of the Property to Buyer, excluding any mortgage tax or other tax associated with Buyer’s financing, if any, (iii) all fees and costs associated with the release of the Existing Mortgage, (iv) fifty percent (50%) of all escrow or closing charges of Escrow Agent, (v) the cost of the As-Built Survey, and (vi) all fees due its consultants and attorneys.  The obligations of the parties under this Section 8.3 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

8.4                               Apportionment Credit.  In the event the apportionments to be made at the Closing result in a credit balance (a) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Purchase Price in the amount of such credit balance, or (b) to Seller, Buyer shall pay the amount thereof to Seller through Escrow as part of the Closing.

8.5                               Delayed Adjustment; Survival.  If at any time following the Closing Date, the amount of an item listed in any section of this Article 8 shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing), the party owing money as a result of such error or adjustment shall pay to the other party the sum necessary to correct such error or make such adjustment promptly following receipt of reasonable proof of the same (but in no event later than thirty (30) days thereafter), provided that such reasonable proof is received by the party from whom payment is to be made on or before that date which is one hundred eighty (180) days after Closing.  The provisions of this Article 8 shall survive the Closing and not be merged therein.

ARTICLE 9 - CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

9.1                               Closing Date.  The Closing shall occur on the date (the “Closing Date”) ten (10) business days following the satisfaction of the Completion Requirements.  The parties shall endeavor to conduct an escrow-style closing through the Escrow Agent so that it will not be necessary for any party to attend the Closing.  If, however, either Buyer or Seller determines in good faith that such an escrow Closing is not practical, Buyer and Seller shall conduct a “pre-closing” at 10:00 a.m. Eastern Time on the last business day prior to the Closing Date at the offices of Escrow Agent with title transfer and payment of the Purchase Price to be completed on the Closing Date as set forth in Section 9.2.

9.2                               Title Transfer and Payment of Purchase Price.  Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey, transfer and assign the Property to Buyer upon confirmation of receipt of the Purchase Price and Carrying Costs by the Escrow Agent as set forth below.  Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer agrees to pay the amount specified in Section 3.2 by timely delivering the same to the Escrow Agent no later than 1:00 p.m. Eastern Time on the Closing Date and causing the Escrow Agent to deposit the Base Building Deposit, any funds remaining in the Buyer Change Order Account that are due to Seller, Carrying Costs, if any, and the balance of the Purchase Price in Seller’s designated account by 3:00 p.m. Eastern Time on the Closing Date.

9.3                               Seller’s Closing Deliveries.  At Closing, Seller shall deliver or cause to be delivered the following:

(a)                                  Deed.  A deed in the form of Exhibit C attached hereto and incorporated herein by this reference (the “Deed”), executed and acknowledged by Seller.

(b)                                 Bill of Sale.  A Bill of Sale in the form of Exhibit E attached hereto and incorporated herein by this reference (“Bill of Sale”) with respect to the Personal Property, executed by Seller.

(c)                                  Assignment of Contract Rights and Rights.  An assignment of the Contract Rights and the Rights in the form of Exhibit N attached hereto and incorporated herein by this reference (“Assignment of Contract Rights and Rights”) executed by Seller.

(d)                                 Assignments and Contractor, Architect and Engineer Consents.  An assignment by Seller to Buyer of Seller’s rights and benefits under the Construction Contract, the

Engineers Contract and the Architect’s Contract, each executed by Seller, together with the consent thereto executed by the Contractor, the Architect and the Engineer, as applicable, each in the form attached hereto as Exhibit T.

(e)                                  Non-Foreign Status Affidavit.  A non-foreign status affidavit in the form of Exhibit G attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, executed by Seller.

(f)                                    Punchlist Escrow.  The Punchlist Escrow Agreement, executed by Seller.

(g)                                 Post-Closing Deliverables.  The Post-Closing Deliverables Escrow Agreement, executed by Seller.

(h)                                 Evidence of Authority.  Documentation to establish to Title Company’s reasonable satisfaction the due authorization of Seller’s sale and transfer of the Property and Seller’s execution of the Closing Documents required to be delivered by Seller and the consummation of the Transaction.

(i)                                     Other Documents.  A title affidavit in the form of Exhibit H attached hereto and incorporated herein by this reference and such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

(j)                                     Closing Statement.  A form of closing statement, setting forth the prorations and adjustments to the Purchase Price respecting the Property to be made pursuant to Article 8 (the “Closing Statement”), executed by Seller.

(k)                                  Keys and Original Documents.  Keys and key cards and alarm codes to, and all combinations to all locks on, all entrance doors to, and any equipment and utility rooms located in, the Buildings, appropriately tagged for identification, and originals or, if originals are not available, copies, of all of the Property Documents, to the extent not previously delivered to Buyer.

The items to be delivered by Seller in accordance with the terms of Subsections (a) through (k) of this Section 9.3 shall be delivered to Escrow Agent no later than 5:00 p.m. Eastern Time on the business day prior to the Closing Date; provided, however, that the items to be delivered by Seller in accordance with the terms of Subsection (k) of this Section 9.3 may be delivered outside of escrow and shall be deemed delivered if the same are located at the Property on the Closing Date.

9.4                               Buyer’s Closing Deliveries.  At the Closing, Buyer shall deliver or cause to be delivered the following:

(a)                                  Purchase Price.  The Purchase Price, as adjusted for the prorations and escrows provided for in this Agreement.

(b)                                 Carrying Costs.  Carrying Costs, if any.

(c)                                  Evidence of Authority.  Documentation to establish to Title Company’s reasonable satisfaction the due authorization of Buyer’s acquisition of the Property and Buyer’s execution of and the Closing Documents required to be delivered by Buyer and the consummation of the Transaction.

(d)                                 Punchlist Escrow.  The Punchlist Escrow Agreement, executed by Buyer.

(e)                                  Post-Closing Escrow.  The Post-Closing Deliverables Escrow Agreement, executed by Buyer.

(f)                                    Other Documents.  Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

(g)                                 Closing Statement.  The Closing Statement, executed by Buyer.

The Purchase Price and Carrying Costs, if any, shall be paid in accordance with the terms of Section 9.2 hereof and the items to be delivered by Buyer in accordance with the terms of Subsections (b) through (g) of this Section 9.4 shall be delivered to Escrow Agent no later than 5:00 p.m. Eastern Time on the business day prior to the Closing Date.

ARTICLE 10 - CONDITIONS PRECEDENT TO CLOSING

10.1                         Conditions to Seller’s Obligations.  Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a)                                  Representations True.  Subject to the provisions of Section 11.3(a), all representations and warranties made by Buyer in this Agreement, as the same may be amended as provided in Section 11.3(a), shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date;

(b)                                 Buyer’s Financial Condition.  No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law in effect as of the Closing; and

(c)                                  Buyer’s Deliveries Complete.  Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 9.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

10.2                         Conditions to Buyer’s Obligations.  Buyer’s obligation to close the Transaction is subject to satisfaction or waiver of each of the conditions set forth in Section 10.2 (the “Conditions Precedent”).

(a)                                  Completion of Construction.  The Shell Building Improvements shall be Substantially Completed and the other Completion Requirements shall have been satisfied or performed by Seller.

(b)                                 Casualty.  There shall not exist any casualty or damage to the Shell Building Improvements that has not been repaired prior to the Closing.

(c)                                  Permits.  There shall have been issued by all Governmental Authorities all Permits.  All Permits shall be in full force and effect without the presence or existence of any unsatisfied conditions or requirements with respect thereto.

(d)                                 No Change in Physical Condition.  There shall have been no release of Hazardous Materials on the Real Property or the Shell Building Improvements that has not been remediated in accordance with and as required by applicable Law.

(e)                                  Representations True.  Subject to the provisions of Section 11.3(b), all representations and warranties made by Seller in this Agreement, as the same may be amended as provided in Section 11.3(b), shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date;

(f)                                    Title Conditions Satisfied.  At the time of the Closing, title to the Property shall be subject only to the Permitted Exceptions as provided in Article 4 of this Agreement;

(g)                                 Seller’s Financial Condition.  No petition has been filed by or against Seller under the Federal Bankruptcy Code or any similar state or federal Law in effect as of the Closing; and

(h)                                 Seller’s Deliveries Complete.  Seller shall have delivered all of the documents and other items required pursuant to Section 9.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.

10.3                         Waiver of Failure of Conditions Precedent; Term.  At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 10.1 or Section 10.2.  By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 10.1 or Section 10.2.  In the event any of the conditions set forth in Sections 10.1 or Section 10.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may exercise such rights and remedies, if any, that such party may have pursuant to the terms of Article 13 hereof; provided, however, that if any condition set forth in Section 10.2 is not satisfied or waived by Buyer and if the failure of such condition does not arise as a consequence of a default by Seller hereunder, then the Base Building Deposit shall be returned to Buyer and the entire amount deposited from time to time by Buyer in the Buyer Directed Change Order Escrow Account shall be paid to Buyer by Seller, and thereafter this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

ARTICLE 11 - REPRESENTATIONS AND WARRANTIES

11.1                         Buyer’s Representations.  Buyer represents and warrants to Seller as follows:

(a)                                  Buyer’s Authorization.  Buyer (a) is duly organized (or formed), validly existing and in good standing under the laws of the State of Delaware, and to the extent required by applicable Law, qualified to do business in the State in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Buyer, and (c) has all necessary power to execute and deliver this Agreement and all Closing Documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder.  This Agreement has been, and all Closing Documents to be executed by Buyer will be, duly authorized by all requisite corporate or other required action on the part of Buyer and are and/or at the Closing will be the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms, except to the extent limited by bankruptcy or insolvency laws, or laws affecting creditor’s rights generally.  Neither the execution and delivery of this Agreement and all Closing Documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will (i) to Buyer’s knowledge, result in the violation of any Law, (ii) result in the violation of any provision of the organizational documents of Buyer, or (iii) conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

(b)                                 Buyer’s Financial Condition.  No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law.

(c)                                  Patriot Act Compliance.  Buyer is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, group, entity or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Buyer is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

(d)                                 Buyer’s FEIN.  Buyer’s tax identification number is 77-0019522.

11.2                         Seller’s Representations.  Seller represents and warrants to Buyer as follows:

(a)                                  Seller’s Authorization.  Seller (a) is duly organized (or formed), validly existing and in good standing under the laws of the State of Delaware and to the extent required by applicable Law, qualified to do business in the State in which the Property is located, (b)  is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all Closing Documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder.  This Agreement has been, and all Closing Documents to be executed by Seller will be, duly authorized by all requisite partnership, corporate or other required action on the part of Seller and are and/or at the Closing will be the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms, except to the extent limited by bankruptcy or insolvency laws, or laws affecting creditor’s rights generally.  Neither the execution and delivery of this Agreement and all Closing Documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will (i) to Seller’s knowledge, result in the violation of any Law, (ii) result in the violation of any provision of the organizational documents of Seller, or (iii) conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller or the Property is bound.

(b)                                 Pending Litigation.  Seller has not received any written notice of any current or pending litigation against Seller which, if determined adversely to Seller, is reasonably likely to have a materially adverse effect on Seller or the Property, and Seller has no actual knowledge of the existence or threat of any such action, suit, proceeding or other litigation.

(c)                                  Contracts.  Seller has not received or given any written notice of default under the terms of any of the Architect’s Contract, Engineer’s Contract, Construction Contract, Construction Loan Documents or any other Contract, except as listed in Exhibit L attached hereto.

(d)                                 Leases.  Seller has not, and prior to the Closing Seller will not, enter into, and Seller has no knowledge of, any lease or occupancy agreement affecting the Property.

(e)                                  Seller’s Financial Condition.  No petition has been filed by Seller under the Federal Bankruptcy Code or any similar State or federal Law.

(f)                                    Patriot Act Compliance.  Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, group, entity or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

(g)                                 Seller’s FEIN Number.  Seller’s tax identification number is 20-5430619.

(h)                                 Governmental Requirements.  Except as set forth on Exhibit Y, Seller does not have knowledge of any development agreements or similar governmental requirements applicable to the construction of the Shell Building Improvements that are not recorded in the public records of Middlesex County, on file with the City of Waltham, or that are not generally applicable to all other similar projects in Middlesex County that would be binding on Buyer after the Closing.

(i)                                     Documents.  Each document set forth on Exhibit V attached and incorporated herein delivered by any of the Seller Parties to Buyer or any Buyer’s Representative prior to the date hereof is a true, correct and complete copy of such document.

(j)                                     Permits.  Seller has obtained all Permits required for the development of the Real Property and the construction of the Shell Building Improvements thereon, except for the New Special Permit and the foundation permit, building permit and other similar construction Permits not required to have been obtained by Seller prior to the date hereof based upon the work undertaken prior to the date hereof.

(k)                                  Agreements Affecting Property.  Seller has not entered into, and Seller has no actual knowledge of, any unrecorded agreement, with any third party affecting or limiting title to the Real Property, the use and operation thereof, or which requires the payment of money to or the undertaking of any mitigation measures for the benefit of such third party that would be binding on Buyer or the Property after the Closing.

(l)                                     Actions Affecting Property.  Seller has not received written notice of any pending condemnation proceeding or proposed change in zoning affecting the Real Property, and Seller has no actual knowledge of the threat of any such condemnation proceeding or zoning change.

(m)                               No Violations.  Seller has not received written notice from any Governmental Authority of any violation of any Law applicable to the Real Property or construction of the Shell Building Improvements that has not been corrected.

11.3                         General Provisions.

(a)                                  Breach of Buyer’s Warranties - Prior to Closing.

(i)                                If at or prior to the Closing, any Seller’s Party obtains actual knowledge that any of Buyer’s Warranties are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing).  If at or prior to the Closing, Buyer obtains actual knowledge that any of Buyer’s Warranties are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing).  In either such event, Buyer shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such cure.

(ii)                             If any misrepresentation or breach of any of Buyer’s Warranties is first discovered by Seller after the date of this Agreement but prior to Closing and Buyer either does not elect to or is not able to so cure any such misrepresentation or breach, then Seller, as its sole remedies for any and all such misrepresentations or breaches, shall have the following rights:

(A)                              If any of Buyer’s Warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, then Seller may elect to terminate this Agreement by written notice given to Seller on or prior to the Closing Date, in which case the terms of Section 13.1(a) shall apply.

(B)                                If any of Buyer’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Seller shall be deemed to waive such misrepresentation or breach of warranty, and Seller shall be required to consummate the Transaction.

(iii)                          The untruth, inaccuracy or incorrectness of Buyer’s Warranties shall be deemed material for purposes of this Agreement only if such untruth, inaccuracy or incorrectness of Buyer’s Warranties precludes Buyer from proceeding with the Closing and paying the Purchase Price and all other amounts owing to Seller hereunder.

(b)                                 Breach of Seller’s Warranties - Prior to Closing.

(i)                                If at or prior to the Closing, any Buyer’s Representative obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing).  If at or prior to the Closing, Seller obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing).  In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such cure.

(ii)                             If any misrepresentation or breach of any of Seller’s Warranties is first discovered by Buyer after the date of this Agreement but prior to Closing and Seller is not able to so cure any such misrepresentation or breach, then Buyer, as its sole remedies for any and all such misrepresentations or breaches, shall have the following rights:

(A)                              If any of Seller’s Warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, then Buyer may elect either (A) to waive such misrepresentations or breaches and consummate the Transaction without any reduction of or credit against the Purchase Price, or (B) to terminate this Agreement by written notice given to Seller on or prior to the Closing Date, in which case the terms of Section 13.2(a) shall apply.

(B)                                If any of Seller’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price.

(iii)                          The untruth, inaccuracy or incorrectness of Seller’s Warranties shall be deemed material for purposes of this Agreement only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated to exceed Twenty-Five Thousand Dollars ($25,000).

(c)                                  Survival; Limitation on Liability.  The representations and warranties of the parties set forth above shall survive the Closing and not be merged therein for a period of nine (9) months.  Either party shall only be liable to the other for a breach of any representation or warranty with respect to which a claim is made on or before the date which is nine (9) months after the date of the Closing.  Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if (a) Buyer knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than Two Hundred Thousand Dollars ($200,000).  Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s Warranties shall be limited as set forth in Section 16.14 hereof.

ARTICLE 12 - MUTUAL COVENANTS

Buyer and Seller hereby mutually agree as follows:

12.1                         Publicity.  Seller and Buyer each hereby covenant and agree that neither of Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by applicable Law, and any Release issued at any time by either of Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable Law.  If either of Seller or Buyer is required by applicable Law to issue a Release, such party shall, at least one (1) business day prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review.  As used herein, the term “Release” shall mean any press release or public statement with respect to the Transaction or this Agreement, provided, however, that any statement or filing required to be made by either party with the Securities and Exchange Commission (“SEC”) or any other Governmental Authority with respect to entering into this Agreement or the Transaction or any aspect thereof (including, without limitation, the filing of this Agreement with the SEC on Form 8-K) shall not be deemed to be a Release and shall not be subject to the terms of this Section 12.1 (except that, in the case of the filing of this Agreement with the SEC on Form 8-K, the party making such filing shall make good faith efforts to provide a copy of the transaction summary to be included as part of such filing to the other party prior to the filing thereof).

12.2                         Brokers.  Seller and Buyer expressly acknowledge that Seller’s Broker has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement.  Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker.  Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by Seller’s Broker or any other party claiming to have represented Seller as broker in connection with the Transaction.  Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by any party claiming to have represented Buyer as broker in connection with the Transaction.  The provisions of this Section 12.3 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

12.3                         Tax Protests; Tax Refunds and Credits.  Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property due and payable during the Closing Tax Year and all prior Tax Years, provided that such contest proceeding for the Closing Tax Year shall not be finally settled by Seller without the prior consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  If Buyer, at any time following the Closing, institutes tax reduction or other proceedings not previously instituted by Seller to reduce the assessed valuation of the Real Property with respect to the Closing Tax Year, then such proceeding shall not be finally settled by Buyer without the prior consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable during all Tax Years subsequent to the Closing Tax Year.  All real estate and personal property tax refunds and credits received after Closing with respect to the Property for any period that includes the period prior to the Closing Date, shall be applied in the following order of priority:  first, to pay the costs and expenses (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with obtaining such tax refund or credit; and second, apportioned between Buyer and Seller as follows:

(a)                                  with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during the Closing Tax Year (regardless of the year for which such taxes are assessed), such refunds and credits shall be apportioned between Buyer and Seller in the manner provided in Section 8.1;

(b)                                 with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period prior to the Closing Tax Year (regardless of the year for which such taxes are assessed), Seller shall be entitled to the entire refunds and credits; and

(c)                                  with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period after the Closing Tax Year (regardless of the year for which such taxes are assessed), Buyer shall be entitled to the entire refunds and credits.

The provisions of this Section 12.4 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 13 - DEFAULT; REMEDIES;
TERMINATION; INABILITY TO COMPLETE CONSTRUCTION

13.1                         Seller’s Termination Right.  If, on the Closing Date, (i) Buyer is in default of any of its obligations hereunder, or (ii) any of Buyer’s representations or warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, as specified in Section 11.3(a), or (iii) the Closing otherwise fails to occur on the Closing Date by reason of Buyer’s failure or refusal to perform its obligations hereunder in a prompt and timely manner or a failure of a condition to Seller’s obligation to close, which failure arises as a consequence of a default by Buyer hereunder, and any such circumstance described in any of clauses (i), (ii) or (iii) continues uncured for five (5) business days after written notice from Seller to Buyer, which written notice shall detail such default, untruth or failure, as applicable, then Seller may elect, as its sole and exclusive remedy, to: (a) terminate this Agreement by written notice to Buyer, promptly after which (A) the Base Building Deposit, and (B) any funds in the Buyer Directed Change Order Escrow Account (except to the extent that any such funds in the Buyer Directed Change Order Escrow Account have not yet been spent or have not yet been irrevocably committed to be spent in connection with the Buyer Directed Change Order for which any such escrowed funds were deposited; and, in that regard, Seller shall, to the extent possible, cancel any such Buyer Directed Change Order that has not yet been undertaken) shall be paid to Seller as liquidated damages and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement; or (b) waive the condition and proceed to close the Transaction.

13.2                         Buyer’s Remedies.  If, on the Closing Date, (i) Seller is in default of any of its obligations hereunder, or (ii) any of Seller’s Warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, as specified in Section 11.3(b), or (iii) the Closing otherwise fails to occur on the Closing Date by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner or a failure of a condition to Buyer’s obligation to close, which failure arises as a consequence of a default by Seller hereunder, and any such circumstance described in any of clauses (i), (ii) or (iii) continues uncured for five (5) business days after written notice from Buyer to Seller, which written notice shall detail such default, untruth or failure, as applicable, then Buyer may elect, as its sole and exclusive remedy, to: (a) terminate this Agreement by written notice to Seller, in which case (A) the Base Building Deposit shall be returned to Buyer, and (B) Seller shall pay to Buyer (x) the entire amount deposited from time to time by Buyer in the Buyer Directed Change Order Escrow Account (the “Buyer Change Order Funds”), (y) the accrued and unpaid Penalty Amount, and (z) the actual out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement and the actions undertaken by Buyer in connection therewith, including, without limitation, the actual out-of-pocket costs of Buyer’s Due Diligence, Buyer’s Representatives, Construction Consultant, and Change Orders, but in no event shall Buyer’s recovery under this clause (z) exceed Five Hundred Thousand Dollars ($500,000) (the “Cost Cap”), and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement; or (b) enforce specific performance of Seller’s obligation to satisfy the Completion Requirements and convey the Property (in which case (a) if Buyer is the prevailing party in such action Buyer shall be entitled to recover from Seller its reasonable attorneys’ fees and costs incurred in such action for specific performance and (b) if Seller is the prevailing party, Seller shall be entitled to recover from Buyer its reasonable attorneys’ fees and costs incurred in such action for specific performance).

13.3                         Failure to Complete Construction.  Notwithstanding anything to the contrary set forth herein, if Substantial Completion of the Shell Building Improvements has not been achieved by the Outside Completion Date (as determined pursuant to Section 6.1(c) hereof), then Buyer may elect to: (a) extend the Outside Completion Date for a reasonable period under the circumstances, as mutually agreed upon by Seller and Buyer, in order to allow Seller additional time to satisfy the Completion Requirements (provided that, if the Completion Requirements have not been achieved by such extended Outside Completion Date, Buyer shall then elect to proceed under either clause (b) or clause (c) that follow); (b) terminate this Agreement by written notice to Seller, in which case (A) the Base Building Deposit shall be returned to Buyer, and (B) Seller shall pay to Buyer (x) the entire amount of the Buyer Change Order Funds, (y) the accrued and unpaid Penalty Amount, and (z) the actual out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement and the actions undertaken by Buyer in connection therewith, including, without limitation, the actual out-of-pocket costs of Buyer’s Due Diligence, Buyer’s Representatives, Construction Consultant, and Change Orders, but in no event shall Buyer’s recovery under this clause (z) exceed the Cost Cap, and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement; or (c) elect to proceed with the Closing and accept the Property in its then current condition, in which case the Purchase Price shall be reduced by an amount equal to one hundred ten percent (110%) of the cost to complete and pay for the Shell Building Improvements and the other Completion Requirements and to satisfy the other obligations of Seller hereunder (but in no event shall the Purchase Price be less than the outstanding balance of the Construction Loan).  Any dispute between Seller and Buyer with respect to the items to be completed or the cost to complete such items shall be determined by the Independent Architect pursuant to Section 6.9, whose determination shall be binding upon Seller and Buyer.

13.4                         Specific Performance.  As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within ninety (90) days after the Outside Completion Date (as the same may be extended as provided for herein).  Buyer agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

ARTICLE 14 - ESCROW PROVISIONS

The Base Building Deposit shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

(a)                                  The Escrow Agent shall invest the Base Building Deposit in government insured interest-bearing instruments reasonably satisfactory to both Buyer and Seller, shall not commingle the Base Building Deposit with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

(b)                                 If the Closing occurs, the Escrow Agent shall deliver the Base Building Deposit to, or upon the instructions of, Seller on the Closing Date and as a credit against the Purchase Price.

(c)                                  If for any reason the Closing does not occur, the Escrow Agent shall deliver the Base Building Deposit to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Subsection (c).  If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Base Building Deposit, the Escrow Agent shall give written notice to the other party of such demand.  If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) business days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment.  If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

(d)                                 The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in willful disregard of this Agreement, but shall be liable for its gross negligence, willful misconduct and bad faith.  Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of the Escrow Agent.

(e)                                  Any interest earned on the Base Building Deposit shall be income of Buyer if paid to Buyer (or released to Seller as part of the Purchase Price) or income of Seller if paid to Seller in connection with the termination of this Agreement as a consequence of a default hereunder by Buyer.  Buyer and Seller each represents and warrants to the Escrow Agent that its respective taxpayer identification numbers are as set forth elsewhere in this Agreement.

(f)                                    The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Base Building Deposit in escrow, and shall disburse the Base Building Deposit pursuant to the provisions of this Article 14 and the other terms of this Agreement.

The provisions of this Article 14 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 15 - CONDEMNATION/CASUALTY

15.1                         Right to Terminate.  If, after the date hereof, (a) any portion of the Real Property is taken by condemnation or eminent domain (or is the subject of a pending taking which has not yet been consummated), or (b) any portion of the Property is damaged or destroyed, Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof.  If the Real Property is the subject of a Major Casualty/Condemnation that occurs after the date hereof, this Agreement shall terminate, unless (i) in the case of a casualty, the parties shall otherwise agree, in their respective sole and absolute discretion, or (ii) in the case of a condemnation, Buyer shall otherwise agree, in its sole and absolute discretion.  If this Agreement is terminated pursuant to this Section 15.1, the Base Building Deposit and the entire amount deposited from time to time by Buyer in the Buyer Directed Change Order Escrow Account shall be returned to Buyer; and, thereafter, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

15.2                         Allocation of Awards.  If a condemnation or casualty occurs after the date hereof and this Agreement is not terminated as provided for in Section 15.1, then this Agreement shall remain in full force and effect and Seller shall proceed with construction of the Shell Building Improvements (including restoration of any damaged portions thereof) and the Buyer shall pay the Purchase Price without reduction, and in the case of a condemnation, at the Closing:

(a)                                  if any condemnation award has been paid to Seller prior to Closing, Buyer shall receive a credit at Closing equal to (i) the amount of any such award on account of such condemnation, less (ii) an amount equal to the Seller-Allocated Amounts; and

(b)                                 to the extent that any such award has not been paid to Seller prior to Closing, Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain any such award; provided, however, that promptly following receipt of such awards or proceeds, Buyer shall pay to Seller an amount equal to the Seller-Allocated Amounts not previously paid to Seller.

15.3                         Waiver.  The provisions of this Article 15 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 15.

ARTICLE 16 - MISCELLANEOUS

16.1                         Buyer’s Assignment.

(a)                                  Buyer shall not assign this Agreement or its rights hereunder to any individual or entity, without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio.  Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Buyer shall constitute an assignment of this Agreement; provided, however, that the foregoing shall not apply to, or be construed to prohibit or limit in any way the transfer of stock in, a publicly traded company.

(b)                               Notwithstanding the above provisions of Section 16.1(a) to the contrary, Buyer may, upon notice to (except to the extent that Buyer is precluded by applicable Law or regulations) but without the requirement of consent by Seller, assign this Agreement to a corporation, partnership, limited liability company, trust or other entity controlled by or under common control with Buyer or in connection with any merger, consolidation, or other reorganization affecting Buyer, or a sale of any substantial portion of Buyer’s assets.  Notwithstanding any such assignment, Buyer shall remain liable under this Agreement and not be released from any obligation or liability hereunder.

(c)                                In the event Buyer intends to seek Seller’s consent to an assignment of its rights hereunder:

(i)                                Buyer shall send Seller written notice of its request at least five (5) business days prior to the Closing Date, which notice shall include the legal name and structure of the proposed assignee and evidence reasonably satisfactory to Seller of the valid legal existence of Buyer’s assignee, its qualification (if necessary) to do business in the jurisdiction in which the Property is located and of the authority of Buyer’s assignee to execute and deliver any and all documents required of Buyer under the terms of this Agreement; and

(ii)                             Buyer shall provide Seller any other information that Seller may reasonably request with respect to the proposed assignee; and

(iii)                          Buyer and the proposed assignee shall execute an assignment and assumption of this Agreement pursuant to which Buyer’s obligations hereunder are expressly assumed by such assignee.

(d)                               Notwithstanding any provision in this Agreement to the contrary:

(i)                                Any permitted assignment by Buyer shall not relieve Buyer of any of its obligations and liabilities hereunder including obligations and liabilities which survive the Closing or the termination of this Agreement, nor shall any such assignment alter, impair or relieve such assignee from the waivers, acknowledgements and agreements of Buyer set forth herein, including, but not limited to, those set forth in Article 5, Article 11 and Article 12 hereof, all of which will be binding upon any assignee of Buyer.

(ii)                             No transfer by Buyer of any interest in this Agreement and no transfers of direct or indirect interests in Buyer shall be permitted if the same would cause the representations and warranties made in Section 11.1 to be untrue, inaccurate or incomplete (following any necessary restatement of the representation and warranty set forth in Section 11.1(d) in order to be accurate with respect to such assignee) and Buyer covenants to cooperate with Seller’s requests to provide documentation reasonably necessary or desirable for Seller to verify that such representations and warranties are true, accurate and complete prior to Closing.

16.2                         Designation Agreement.  Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction.  Escrow Agent is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements).  Accordingly:

(a)                                  Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction.  Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b)                                 Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c)                                  Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification numbers may subject Seller to civil or criminal penalties imposed by law.

(d)                                 Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

16.3                         Survival/Merger.  Except for the provisions of this Agreement which are explicitly stated to survive the Closing or are otherwise expressly stated to be post-Closing obligations or requirements hereunder, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Purchase Price, the Deed and the other Closing Documents and the acceptance thereof shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

16.4                         Integration; Waiver.  This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement.  Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.  No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

16.5                         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the law of the State in which the Property is located.

16.6                         Captions Not Binding; Exhibits.  The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof.  All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

16.7                       Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16.8                       Severability.  If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

16.9                       Notices.  Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date (i) when received by facsimile or by e-mail (provided, however, that with a notice delivered by email, such notice is also delivered by one of the other methods permitted under this Section) or (ii) when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) or (iii) when delivered after being mailed by prepaid registered or certified mail, return receipt requested, in each case to the address for each party set forth below, or upon refusal to accept delivery of such notice.  Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

IF TO BUYER:

Adobe Systems Incorporated
345 Park Avenue
San Jose, CA 95110
Attention:  Director of Real Estate Facilities
Telephone:                                    (408) 536-6444
Telecopy:                                           (408) 536-6616
E-Mail Address:  rknox@adobe.com

COPY TO:

Adobe Systems Incorporated
345 Park Avenue
San Jose, CA 95110
Attention:  Office of General Counsel
Telephone:                                    (408) 536-4553
Telecopy:                                           (408) 537-4060
E-Mail Address:  chouse@adobe.com

and

Shartsis Friese LLP
One Maritime Plaza, 18th Floor
San Francisco, CA 94111
Attention:  David H. Kremer, Esq.
Telephone:                                    (415) 421-6500
Telecopy:                                           (408) 421-2922
E-Mail Address:  dkremer@sflaw.com

IF TO SELLER:

Normandy Real Estate Partners
99 Summer Street
Boston, MA 02109
Attention:  Justin D. Krebs
Telephone:                                    (203) 445-7035
Telecopy:                                           (617) 443-0711
E-Mail Address:  jkrebs@normandyrealty.com

COPY TO:

Normandy Real Estate Partners
1776 On the Green
67 Park Place East, 8th Floor
Morristown, NJ 07960
Attention:  Raymond P. Trevisan
Telephone:                                    (973) 898-1239
Telecopy:                                           (973) 898-1140
E-Mail Address:  rtrevisan@normandyrealty.com

and

Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention:  Diane J. McCabe, Esq.
Telephone:                                    (617) 570-1604
Telecopy:                                           (617) 523-1231
E-Mail Address:  dmccabe@goodwinprocter.com

16.10                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

16.11                 No Recordation.  Seller and Buyer agree that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith.  Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is seeking specific performance of this Agreement by Seller in accordance with the terms of Section 13.2 hereof.

16.12                   Additional Agreements; Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

16.13                   Construction.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any amendment or modification hereof or any of the Closing Documents.

16.14                   Maximum Aggregate Liability.  Notwithstanding any provision to the contrary contained in this Agreement or the Closing Documents, the maximum aggregate liability of the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Property, under this Agreement and under all Closing Documents (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a claim is timely made by Buyer) shall not exceed $2,500,000 (the “Liability Amount”); provided, however, that foregoing limitation on liability shall not apply in the case of fraud or with respect to Sections 13.2(a)  or 13.3(b) with respect to the return of the Base Building Deposit, payment of the Buyer Change Order Funds, the payment of the Penalty Amount, if any, and the payment of the Cost Cap.  The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

16.15                   Time of Essence.  Time is of the essence with respect to this Agreement.

16.16                   JURISDICTION.  WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER (“PROCEEDINGS”) EACH PARTY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF MIDDLESEX, COMMONWEALTH OF MASSACHUSETTS AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MASSACHUSETTS, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.  THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

16.17                   WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER.  THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

16.18                   Facsimile Signatures.  Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

16.19                   Limitation on Personal Liability.

(a)                                  Except as expressly set forth in this Section 16.19 below, Buyer agrees that it shall not look to Seller’s directors, officers, employees, shareholders, members, partners, affiliates or agents, to enforce Buyer’s rights hereunder, and that none of the directors, officers, employees, shareholders, members, partners, affiliates or agents of Seller shall have any personal obligation or liability hereunder, and that Buyer shall not seek to assert any claim or enforce any of Buyer’s rights hereunder against any directors, officers, employees, shareholders, members, partners, affiliates or agents of Seller or against any other person, partnership, limited liability company, corporation or trust, as principal of Seller, whether disclosed or undisclosed.  Normandy Real Estate Fund AIV, LP hereby guarantees Seller’s obligations arising under Section 16.14 up to an amount not to exceed the Liability Amount.

(b)                                 Seller agrees that it shall not look to Buyer’s directors, officers, employees, shareholders, members, partners, affiliates or agents, to enforce Seller’s rights hereunder, and that none of the directors, officers, employees, shareholders, members, partners, affiliates or agents of Buyer shall have any personal obligation or liability hereunder, and that Seller shall not seek to assert any claim or enforce any of Seller’s rights hereunder against any directors, officers, employees, shareholders, members, partners, affiliates or agents of Buyer or against any other person, partnership, limited liability company, corporation or trust, as principal of Buyer, whether disclosed or undisclosed.

(c)                                  The provisions of this Section 16.19 shall survive the Closing.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed to be effective as of the day and year first above written.

SELLER:

NP NORMANDY OVERLOOK, LLC,
a Delaware limited liability company

By:	/s/ Jeffrey K. Gronning
Name:	Jeffrey K. Gronning
Title:	Authorized Signatory

BUYER:

ADOBE SYSTEMS INCORPORATED,
a Delaware corporation

By:	/s/ Mark Garrett
Name:	Mark Garrett
Title:	Executive Vice President & Chief Financial Officer

GUARANTY OF NORMANDY REAL ESTATE FUND AIV, LP

Acknowledged and agreed to, solely for the purpose set forth in Section 16.19 of the Agreement, by:

NORMANDY REAL ESTATE FUND AIV, LP,
a Delaware limited liability company

By:	Normandy Real Estate Fund GP, L.L.C.,
its general partner

	By:	Normandy Venture Partners I,
L.L.C., its managing member

		By:	Normandy Venture Partners,
L.L.C., its manager

By:	/s/ Jeffrey K. Gronning
Name:	Jeffrey K. Gronning
Title:	Managing Member

AGREEMENT OF ESCROW AGENT

The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Base Building Deposit in escrow in accordance with the provisions hereof and (b) be bound by the terms of this Agreement that are applicable to the Escrow Agent in its role as escrow agent pursuant to this Agreement.

In witness whereof, the undersigned has executed this Agreement as of May 12, 2008.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Charles P. Dattola
Name:	Charles P. Dattola
Title	V. P.